Exhibit 10.18

EXECUTION VERSION

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of July 1, 2016 (as amended or otherwise modified from time to time, this “Amendment”), is made by Aqua Ventures Holdings Curaçao N.V., a Curaçao limited liability company (the “Borrower”), AquaVenture Holdings LLC, a Delaware limited liability company (“AVH”), Seven Seas Water Corporation, a Delaware corporation (“Seven Seas”), AquaVenture Capital Limited, a British Virgin Island limited liability company (“BVI Holdco”), AquaVenture Holdings Limited, a British Virgin Islands business company (“BVI Issuer”, and together with the Borrower, AVH, Seven Seas and BVI Holdco, the “Credit Parties”), and Citibank, N.A. as a Lender and as administrative agent (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Credit Parties, the Lender and the Agent have entered into that certain Credit Agreement, dated as of June 18, 2015 (as from time to time amended, amended and restated, modified, supplemented and/or restated, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Lender and the Agent agree to certain amendments and modifications to the Credit Agreement in connection with certain proposed corporate restructuring changes to be made by the Credit Parties, including the formation of BVI Issuer as a subsidiary of AVH; and

WHEREAS, the Lender and the Agent are willing to agree to such amendments and modifications subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1                                  Definitions; Interpretation

Section 1.1                                    Defined Terms.  All capitalized terms used in this Amendment (including in the Recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Section 1.2                                    Interpretation.  The rules of construction set forth in Section 1.03 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

Section 1.3                                    Amendments to Credit Agreement as of Effective Date.  Effective as of the date on which all conditions precedent set forth in Section 3 of this Amendment are satisfied (the “Effective Date”), the Credit Agreement shall be amended as follows:

(a)                            By adding the following definition of “BVI Issuer” to Section 1.01 in the appropriate alphabetical order:

“BVI Issuer” means AquaVenture Holdings Limited, a British Virgin Islands business company.

(b)                            By amending and restating the definition of “Change of Control” in Section 1.01 in its entirety as follows:

“Change of Control” means the occurrence of any of the following that occurs after the date hereof:

(a)                                 (i) before an IPO and if a New Topco Event has not occurred, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Permitted Holders or a “group” that includes only Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of more than 50% of the equity securities of AVH entitled to vote for members of the board of directors or equivalent governing body of AVH on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) (collectively, “Voting Stock”), or (ii) before an IPO and if a New Topco Event has occurred, any “person” or “group”, other than the Permitted Holders or a “group” that includes only Permitted Holders, shall become the “beneficial owner” of more than 50% of the Voting Stock of the Parent Guarantor; or

(b)                                 after an IPO, any “person” or “group”, other than the Permitted Holders or a “group” that includes only Permitted Holders, shall become the “beneficial owner” of more than 35% of the Voting Stock of the Parent Guarantor; or

(c)                                  during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Guarantor cease to be individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(d)                                 a Parent Guarantor shall cease to own, directly or indirectly, 100% of the equity securities of any other Holdco Guarantor or the Borrower.

For the purposes of the definition of “Change of Control”, no Person who is a director, manager or officer of a Permitted Holder shall be, or shall be deemed to be, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of the Voting Stock of the Parent Guarantor held by any Permitted Holder of which such Person is a director, manager or officer.

(c)                             By amending and restating the definition of “IPO” in Section 1.01 its entirety as follows:

“IPO” means an initial public offering of the Parent Guarantor.

(d)                            By amending and restating the definition of “New Topco” in Section 1.01 in its entirety as follows:

“New Topco” means BVI Issuer if a New Topco Event has occurred.

(e)                             By adding the following definition of “New Topco Event” to Section 1.01 in the appropriate alphabetical order:

“New Topco Event” means the consummation of a Permitted Restructuring Change described in clause (a) of the definition thereof.

(f)                              By amending the definition of “Operating Agreement” in Section 1.01 by replacing the phrase “the Parent Guarantor” with “AVH.”

(g)                             By amending and restating the definition of “Parent Guarantor” in Section 1.01 in its entirety as follows:

“Parent Guarantor” means each of AVH and BVI Issuer, except that from and after the occurrence of a New Topco Event, the “Parent Guarantor” shall instead be New Topco only.

(h)                            By amending and restating the definition of “Permitted Holders” in Section 1.01 in its entirety as follows:

“Permitted Holders” means (i) Element Partners and its Affiliates, and investment partnerships or funds affiliated with, or managed by, Element Partners and its Affiliates (including, as of the date hereof, Element Partners II, L.P., Element Partners II Intrafund, L.P., Element Partners II-A, L.P., DFJ Element, L.P. and DFJ Element Intrafund, L.P.), (ii) Virgin Green Fund and its Affiliates, and investment partnerships or funds affiliated with, or managed by, Virgin Green Fund and its Affiliates (including, as of the date hereof, Virgin Green Fund I, L.P.), (iii) Virgin Group Holdings Limited and its Affiliates, (iv) Douglas R. Brown and investment partnerships or funds affiliated with, or managed by, Douglas R. Brown (including, as of the date hereof, DRB Pure Water Solutions LLC, DRB Pure Water Solutions II LLC, DRB Pure Water Solutions III LLC and DRB Pure Water Solutions IV LLC), (v) whenever the Permitted Holders described in clauses (i) through (iv), inclusive, of this definition of Permitted Holders own, directly or indirectly, more than 50% of the Voting Stock of Quench USA Holdings LLC, Quench USA Holdings LLC; provided that Quench USA Holdings LLC shall not be a Permitted Holder after the consummation of a Permitted Restructuring Change described in clause (c) of the definition thereof, and (vi) whenever the Permitted Holders described in clauses (i) through (v), inclusive, of this definition of Permitted Holders own, directly or indirectly, more than 50% of the Voting Stock of AVH, AVH; provided that AVH shall not be a Permitted Holder after the consummation of a Permitted Restructuring Change described in clause (b) of the definition thereof.

(i)                                By amending and restating the definition of “Permitted Restructuring Changes” in Section 1.01 in its entirety as follows:

“Permitted Restructuring Changes” means any of the following:  (a) the contribution of all of the assets of AVH (including all of the equity interests of Seven Seas and Quench), other than the equity interests of BVI Issuer held by AVH, by AVH to BVI Issuer (including, without limitation, the issuance of equity interests of BVI Issuer (i) to AVH in or as part of such contribution and (ii) to implement a stock split of the equity interests of BVI Issuer), (b) the merger of AVH with a direct wholly owned Subsidiary of New Topco (including, without limitation, the issuance of equity interests of New Topco to the members of AVH (including Quench USA Holdings LLC) in or as part of such merger), or (c) the merger of Quench USA Holdings LLC with a direct wholly owned Subsidiary of New Topco (including, without limitation, the issuance of equity interests of New Topco to the members of Quench USA Holdings LLC in or as part of such merger); provided that the following conditions have been satisfied to the satisfaction of the Agent:

(i) at least five (5) Business Days’ prior written notice thereof shall have been provided to the Agent (or such shorter period as the Agent shall determine in its sole discretion), together with such information with respect thereto as the Agent shall reasonably request;

(ii) the Agent shall have received copies of all approvals and consents (including from shareholders, governmental authorities and third parties) as shall be necessary to consummate such transaction;

(iii) the Agent shall have received copies of all documents necessary to effectuate such transaction;

(iv) the Agent shall have received evidence of the consummation of such transaction;

(v) substantially contemporaneously with a Permitted Restructuring Change as described in (a) above, the Agent shall have received such Collateral Documents, executed by the parties thereto, necessary for New Topco to pledge the capital stock or other equity interests of Seven Seas to the Agent, together with evidence of all filings, registrations, recordings and other actions (including receipt of pledged certificates and stock powers) necessary to create a first priority perfected security interest therein in favor the Agent;

(vi) the Agent shall have received such corporate authority documents, certificates and legal opinions as the Agent shall reasonably request in connection with such transaction and the Loan Documents entered into in connection with such transaction; and

(vii) the Agent shall have received evidence that it has a first priority perfected security interest in the Collateral of the Credit Parties.

(j)                               By deleting from Section 1.01 the definition of “Restructuring Parent” in its entirety.

(k)                            By amending Section 9.02 by adding the following as a new clause (b) and renumbering accordingly:

(b)                                 promptly after it has knowledge or becomes aware thereof, notice of the occurrence of existence of any default under any indebtedness or other obligations of such Credit Party for borrowed money in an amount in excess of the Threshold Amount;

(l)                                By amending Section 9.02 by restating the last sentence thereof as follows:

Each notice pursuant to Section 9.02(a) - (h) shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto.

(m)                        By amending Section 9.14 by replacing the reference to “Section 11.06” with “Section 10.01.

(n)                            By amending and restating Section 10.05(g) in its entirety as follows:

(g)                                  so long as no Default of Event of Default exists, or would result therefrom, Permitted Restructuring Changes may be consummated.

(o)                            By amending Section 10.06 by deleting the word “and” at the end of clause (h) thereof, deleting the period at the end of clause (i) thereof and substituting the word “and” and a semicolon therefor, and adding the following as a new clause (j):

(j)                                    so long as no Default of Event of Default exists, or would result therefrom, Permitted Restructuring Changes may be consummated.

(p)                            By amending and restating Section 10.07(e) in its entirety as follows:

(e)                                  prior to a New Topco Event, the Parent Guarantor may make Restricted Payments to its members to pay any income taxes that are due and payable by the members pursuant to Section 3.4 of the Operating Agreement;

(q)                            By amending Section 10.07 by deleting the period at the end of clause (f) thereof and substituting the word “and” and a semicolon therefor and adding the following as a new clause (g):

(g)                                  so long as no Default of Event of Default exists, or would result therefrom, Permitted Restructuring Changes may be consummated.

(r)                               By amending Section 10.08 by adding the following as a new sentence at the end thereof:  “For the avoidance of doubt, any amendment, modification or waiver of any Organization Document that is not prohibited under the preceding sentence shall be deemed to be explicitly permitted hereunder for all purposes under the other Loan Documents.”

(s)                              By amending and restating Section 10.10 in its entirety as follows:

Section 10.10                      Transactions with Affiliates.  Such Credit Party shall not and shall not permit any of its Restricted Subsidiaries to enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Related Party, or enter into, assume or suffer to exist, or permit any Restricted Subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, except (i) a transaction or contract which is in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business and which is upon fair and reasonable terms not less favorable to the Borrower or such Restricted Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not a Related Party or (ii) Permitted Restructuring Changes.

(t)                               By amending Section 12.09(a) by deleting the period at the end of clause (ii) thereof and substituting the word “and” and a semicolon therefor, and adding the following as a new clause (iii):

(iii)                               to release AVH from its Guaranty upon the occurrence of a Permitted Restructuring Change as described in clause (a) of the definition thereof.

(u)                            By amending Section 13.18 by replacing the reference to “54 West 39th Street, 5th Floor, New York, New York 10018” with “530 Seventh Avenue, Suite 909, New York, NY 10018.”

(v)                            By adding the following as a new Section 13.24

Section 13.24                      Conflicts with Other Loan Documents.  Notwithstanding anything to the contrary contained in any other Loan Document (whether now or hereafter in effect), (x) any Permitted Restructuring Changes permitted to be consummated in accordance with the terms of this Agreement shall be deemed to be explicitly permitted under all other Loan Documents (whether now or hereafter in effect) and (y) if the equity interests of a Credit Party are pledged pursuant to a Collateral Document, the issuance of new equity interests by such Credit Party shall be deemed to be explicitly permitted under this Agreement for the purposes of the other Loan Documents if such equity issuance would not otherwise violate the terms of this Agreement and no Default or Event of Default exists or would result therefrom.

Section 1.4                                    References Within Credit Agreement.  Each reference in the Credit Agreement to “this Agreement” and the words “hereof,” “hereto,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Credit Agreement as heretofore amended and as amended by this Amendment.

SECTION 2                                  Representations and Warranties

To induce the Lenders to enter into this Amendment, the Credit Parties represent and warrant to the Agent and the Lender party hereto as set forth below.

Section 2.1                                    Validity, etc.  This Amendment and the Credit Agreement (after giving effect to this Amendment) each constitutes the legal, valid and binding obligation of the Credit Parties enforceable in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 2.2                                    Representations and Warranties, etc.  Immediately prior to, and immediately after giving effect to, this Amendment the following statements shall be true and correct:

(a)                            the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b)                            no Default shall have then occurred and be continuing.

SECTION 3                                  Effectiveness

Section 3.1                                    Conditions.  The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

(a)                            the Agent shall have received this Amendment, executed by the parties hereto;

(b)                            the Agent shall have received evidence that BVI Issuer shall have been formed as a direct Subsidiary of AVH, including receipt of certified Organization Documents of BVI Issuer;

(c)                             the Agent shall have received a certificate of the Secretary or Assistant Secretary of BVI Issuer, dated the Effective Date, certifying (i) the resolutions of the Board of Directors of BVI Issuer authorizing the execution, delivery and performance of the Loan Documents to which BVI Issuer is a party and (ii) the incumbency, authority and signatures of each officer of BVI Issuer authorized to execute and deliver the Loan Documents to which BVI Issuer is a party and act with respect thereto;

(d)                            the Agent shall have received a Guaranty executed by BVI Issuer;

(e)                             such Collateral Documents, executed by the parties thereto, necessary for (i) AVH to pledge the capital stock or other equity interests of BVI Issuer to the Agent and (ii) New Topco to pledge the capital stock or other equity interests of Borrower to the Agent;

(f)                              the Agent shall have received legal opinions from counsel to AVH and BVI Issuer with respect to this Amendment, the Guaranty, and the applicable Collateral Documents executed by BVI Issuer as the Agent shall reasonably request; and

(g)                             the Agent shall have received evidence of appointment of the Process Agent as BVI Issuer’s authorized agent with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to the Loan Documents in any of the courts in and of the State of New York.

Section 3.2                                    Consents.  Effective upon the satisfaction of the conditions precedent set forth in Section 3.1, the Lenders hereby consent to the contribution of AVH’s equity interests in the Borrower to BVI Issuer in exchange for additional equity interests in BVI Issuer.

Section 3.3                                    Additional Deliveries.  Within fifteen (15) days after the effectiveness of this Amendment, Parent Guarantor, BVI Issuer and Borrower shall deliver, or cause to be delivered, to the Agent evidence of all filings, registrations, recordings and other actions (including receipt of pledged certificates and stock powers) necessary to create a first priority perfected security interest in BVI Issuer and in Borrower in favor of the Agent.

SECTION 4                                  Miscellaneous

Section 4.1                                    Credit Agreement Otherwise Not Affected.  Except for the amendments pursuant hereto, the Credit Agreement remains unchanged.  As amended pursuant hereto, the Credit Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.  The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by any party hereto shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future.

Section 4.2                                    Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 4.3                                    Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

Section 4.4                                    Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Credit Agreement as of the date first above written.

AQUA VENTURES HOLDINGS CURAÇAO N.V.

By:	/s/ Lee Muller
Name: Lee Muller
Title: Managing Director

AQUAVENTURE HOLDINGS LLC

By:	/s/ Lee Muller
Name: Lee Muller
Title: Chief Financial Officer, Treasurer, and Secretary

AQUAVENTURE HOLDINGS LIMITED

By:	/s/ Lee Muller
Name: Lee Muller
Title: Chief Financial Officer

SEVEN SEAS WATER CORPORATION

By:	/s/ Lee Muller
Name: Lee Muller
Title: Chief Financial Officer

AQUAVENTURE CAPITAL LIMITED

By:	/s/ Kwok Hing Frederick Hung
Name: Kwok Hing Frederick Hung
Title: Managing Director

CITIBANK, N.A., as Agent and Lender

By:	/s/ Kane Park
Name: Kane Park
Title: Vice President